Exhibit 10.22

Corvin Towers Ingatlanforgalmazó Korlátolt Felelősségű Társaság as Landlord

and

Systemax Business Services Korlátolt Felelősségű Társaság
as Tenant

LEASE AGREEMENT

LEASE AGREEMENT

This lease agreement (this "Lease") was made on the date and place written below between:

(1)
Corvin Towers Ingatlanforgalmazó Korlátolt Felelősségű Társaság, a limited liability company incorporated and existing under the Hungarian laws, having its registered seat at 1082 Budapest, Futó utca 47-53., VII. em., Hungary; company registry number: 01-09-886907; tax number: 13849867-2-42; statistical code: 13849867-6810-113-01; hereinafter the "Landlord";

and

(2)
Systemax Business Services Korlátolt Felelősségű Társaság, a limited liability company incorporated and existing under the Hungarian laws, having its registered seat at 1124 Budapest, Csörsz u. 41., Hungary; company registry number: 01-09-994633; tax number: 24186906-2-43; statistical code: 24186906-8211-113-01; hereinafter the "Tenant"

each of the Landlord and the Tenant hereinafter referred to as a "Party" and together the "Parties".

(A)
The Landlord and Klepierre Corvin Vagyonkezelő Korlátolt Felelősségű Társaság ("Klepierre") are owners of the property registered in the land registry under topographical lot number 36374 and located in the VIIIth District of Budapest, Kisfaludy utca 33-38., in the ownership ratio of 5214/8690 and 3476/8690 and the Landlord and Klepierre own the property registered in the land registry under topographical lot number 36343/1 and located in the VIIIth District of Budapest, Futó utca 37-45. as the Landlord having the ownership ratio of 2631/6577 and Klepierre having the ownership ratio of 3946/6577 of the property and the Landlord and Klepierre are jointly and severally entitled to the land use right of 1364 m2 area of the territory registered in the land registry under topographical lot number 36368 and located in the VIIIth District of Budapest, Vajdahunyad utca (hereinafter each a "Plot", together the "Plots"). There have been two (technically and functionally unified) retail and office buildings built (the "Building" or the "Buildings") on the Plots. The Building Department of the Municipality of the VIIIth District has issued final and non-appealable occupancy permits under Nr. 08-108/33/2010 and 08-261/33/2010 in respect to both Buildings.

(B)
The owners have established two condominiums in respect to the two Buildings ("Corvin Átrium 109 Condominium" and "Corvin Átrium 113 Condominium") pursuant to the amended and restated condominiums' deeds of foundation executed on October 16, 2012. ("Corvin Átrium 109 Deed of Foundation" and "Corvin 113 Átrium Deed of Foundation"). The foundation of the condominiums has been registered into the land registry.

(C)
Pursuant to Corvin Átrium 113 Deed of Foundation, the Office Building (as defined below) and the related parking lot have been registered as independent units under separate topographical lot numbers and exclusively owned by the Landlord or exclusively used by the Landlord as a common area.

(D)	The Parties wish to enter into an agreement on the subject matter of the lease of the Office Premises, Storage Premises and Parking Spaces (as defined below) within the Office Building.

THEREFORE it is now agreed as follows:

1.	Definitions

Wherever used in this Lease the capitalised terms and expressions shall have the meaning given thereto in this Section:

"Bank Guarantee" has the meaning as described thereto in Section 10.1;

"Building Common Area Ratio” means the Tenant’s Proportion of the 162.15 m² part of the Common Areas marked in PURPLE on the floor plan attached hereto as Appendix No. 1, which shall increase the floorspace of the Office Premises calculated under Sections 3.2 as set out in Appendix 6/a.

"Common Areas" means the areas of the Office Building which the Landlord has not leased out, and does not intend to lease out, as Office Premises, Storage Premises, retail units or Parking Spaces for exclusive use and which serve to be used by and to service several or all the tenants in the Office Building.  The Common Areas are marked in PURPLE on the floor plan attached hereto as Appendix No. 1.

"Common Establishments" means all the lifts, elevators, rubbish containers, Conducting Media, heating systems, air-conditioning, hot water supply and any other central equipment required for the operation of the Office Building which serves to supply several tenants of the Office Building;

"Condominium" means the Corvin Átrium 113 Condominium registered under topographical lot number 36343/1;

"Condominium Common Cost" means the cost to be paid by the Landlord and specified by the general assembly of the Condominium to cover the public utility charges of maintenance, operation, renewal and use of the common areas as defined in the Corvin Átrium 113   Deed of Foundation and By-Laws of the Condominiums excluding any amounts payable by the Landlord to the Condominium for allowing the use of the Premises by the Tenant hereunder which shall be exclusively borne by the Landlord, if any;

"Conducting Media" means all water pipes, sewers, chimney funnels, drains, pipes, gullies, gutters, ducts, air flues, servicing shafts, lift shafts, ditches, channels, conduits, wires, cables, mains, and any of such conducting media;

"Consumer Price Index" means the Monetary Union Consumer Price Index (MUICP) published by Eurostat in each month;

"Control" means having control of more than 50% of the votes on the members' meeting or general meeting of a company, whether directly or indirectly, and "Controlled by / Under the Control of" shall be construed accordingly;

"Default Interest" means the default interest payable if the Tenant fails to perform its obligation to pay the Fees or any other of its payment obligations or if the Landlord fails to perform its payment obligations under Section 5.2, for the period following the due date and the rate of the default interest shall be (i) in the case payments to be made in HUF the annual rate of interest set out in the provisions of the Civil Code on the rate of default interest applicable between companies, currently regulated in Section 301/A (2) of the Civil Code, or (ii) in the case payments to be made in EUR the annual rate of interest equal to 1.5 (one point five) times of the base rate of interest published by the Central Bank of European Union (ECB) from time to time;

"Exclusively used Areas by the Tenant on the Floor" means the premises forming a part of the Office Premises marked in BLUE on the floor plan attached hereto as Appendix No. 1;

"Fees" mean the Rent, Service Charge, Provisional Service Charge and the Supplementary Service Charge together;

"Force Majeure" means any circumstance which is beyond the reasonable control of the Parties (including, without limitation, any act of God, acts of war and/or terrorism and/or riots or orders of governmental or other statutory authorities) which prevents the Parties to this Lease or any one of them from performing their obligations under or resulting from this Lease, provided that such circumstance cannot be avoided despite the prudence, foresight and effort of the Party affected by such circumstance;

"Hand-over Date" means the date of signature of this Lease, including its ’Closing’ Section by all Parties on which the Landlord hands over the all Premises to the Tenant, issuing a protocol in the form set out in Appendix No. 7/a;

"Hand-over Protocol No. I" has the meaning ascribed to this term in Section 6.8.

"Hand-over Protocol No. II" has the meaning ascribed to this term in Section 6.8.

"Landlord" means Corvin Towers Ingatlanforgalmazó Korlátolt Felelősségű Társaság, any person authorised to act for and on behalf of Corvin Towers Ingatlanforgalmazó Korlátolt Felelősségű Társaság or its legal successors and/or assignees in the event of assignment under Section 9.5 hereof;

“Landlord’s Contribution” means the amount of 1,585,766  EUR + VAT to be utilized in accordance with Article 5 of this Lease and calculated in accordance with Appendix 2/d, for any items or work relating to the fit-out works of the Premises;

"Lease" means this lease agreement which includes any document supplementary, incidental and relating to this Lease agreed to by the Parties;

"Lease Term" has the meaning as described thereto in Section 4.2;

"Leased Area" means the floorspace of the Premises which shall be calculated in respect of the Office Premises and the Storage Premises under Sections 3.2 to 3.3 and increased with the Building Common Area Ratio in respect of the Office Premises, and which serves as a basis for the calculation of the Rent and the Service Charge as set out in Appendix 6/a of this Lease;

"Manager" means one or more specialised property management companies which the Landlord engages as a part of the services paid from the Service Charge so that they ensure the preventive and routine maintenance of the Office Building (including the Premises and the Common Areas) to be performed by the Landlord in accordance with Appendix 2/c and handle the Tenants' complaints, ensure security and clean the Common Areas, the Exclusively used Areas by the Tenant on the Floor etc;

"Office Building" means the Crystal Tower part of the office building located at H-1082 Budapest, Futó u. 45. being a part of Corvin Átrium 113 Condominium which comprises the Premises; any reference to the Office Building shall be construed as a reference to the whole or a part of the Office Building as required by the context;

"Office Premises" means the office premises for exclusive use as defined in Section 3.1 a) of this Lease together with the Exclusively used Areas by the Tenant on the Floor, the related service areas and passageways, terraces and other areas which the Tenant is entitled to use exclusively and which are marked in GREEN in Appendix No. 1 for identification purposes;

"Parking Space" means the parking spaces of the Separately Owned Office Parking Lot specified in Section 3.1.c) of this Lease and in Appendix No. 1 which the Tenant is entitled to use exclusively, and which are marked in YELLOW in Appendix No. 1 for identification purposes;

"Parties" means the Landlord and the Tenant and a "Party" shall mean any one of them;

"Premises" means the Office Premises, Storage Premises and Parking Spaces leased by the Tenant;

"Provisional Service Charge" means an advance payable by the Tenant in relation to the Service Charge (i.e. which is payable by the Tenant in the Tenant’s Proportion) which the Landlord is entitled to fix unilaterally with respect to the relevant year until 31 January of each calendar year taking into consideration of the amount of anticipated costs in accordance with Section 12.4 hereof;

"Rent" means the rent payable for the use / occupation of the Leased Area for the Lease Term as provided for in Section 11;

"Separately Owned Office Parking Lot" means the unit of the Condominium registered independently under individual topographical lot number and situated on -4th floor of the Buildings;

"Service Charge" means the part payable by the Tenant in the Tenant’s Proportion of the costs and expenditure  actually incurred by the Landlord in relation to the operation, upkeep, management, administration, services, maintenance, insurance and public utility supply  and any tax or related, analogous public liabilities of the Office Building both as an office building and as a unit of the condominium, including the Condominium's Common Cost as listed in column „Obligations of the Tenant Through the Service Charge” of Appendix 2/c and in Appendix 6/b;

"Signage" means corporate signboards, logos, name plates, promotional slogans, marks, lit-up signs, flash signal, placards, posters, billboards and advertisements etc , placed by the tenants of the Office Building, in relation to which the Landlord is entitled to set their size, colour, material, type, quality and the rules of their location in accordance with Section 7.16;

"Storage Premises" means the underground storage premises set out in Section 3.1.b) of this Lease, which the Tenant is entitled to use exclusively and which are marked in RED in Appendix No. 1 for identification purposes;

"Supplementary Service Charge" means the charge payable for the Supplementary Services from time to time;

"Supplementary Services" means the scope of services in relation to the operation, maintenance of the Premises suited to individual needs and supplementary services related to the Premises which are defined in Appendix No. 6/b;

"Taxes" have the meaning ascribed thereto in Section 12.12;

"Technical Specifications" means the description and the Execution Drawings set out in Appendix No. 2/a and Appendix No. 2/b of this Lease, containing the final technical conditions, specifications and requirements of the fit-out of the Office Building and the Premises negotiated and jointly agreed upon by the Parties;

"Tenant" means the tenant and any legal successor of the Tenant and/or assignees in the event of a permitted assignment of the Tenant;

"Tenant’s Proportion” means the ratio i) of the Leased Area of the Office Premises to ii) the total area of the lettable units of the Office Building including the Leased Area of the Office Premises, where the total area of the lettable units of the Office Building including such Leased Area shall be 6876.45 m2

"Variation Request" has the meaning ascribed to such term in Section 5.3

"VAT" means the Value Added Tax or any other tax which is introduced as an analogous tax thereto.

2.	Provisions of this Lease

2.1
In any case where the Tenant is placed under a restriction by reason of the covenants and conditions contained in this Lease, the restriction shall be deemed to include the obligation on the Tenant not to permit or allow the infringement of the restriction by any person claiming rights to use or visit the Premises through, under or in trust for the Tenant.

2.2
Where a Party signing this Lease in a contractual capacity is, or shall be, two or more persons, the expressions the "Tenant", the "Landlord" shall include the plural number and obligations in this Lease shall be imposed on such persons jointly and severally.

2.3
Any consent or approval of either Party under this Lease shall be obtained before the act or event to which it applies is carried out or done and shall be effective only when the consent or approval is given in writing.

3.	Subject of this Lease

3.1	The Landlord leases out and the Tenant rents

(a)
the Office Premises located on the 2nd, 3rd and 4th  floor of the Office Building, edged in GREEN and BLUE in Appendix No. 1 for identification purposes for the purposes of an office with an overall Leased Area of 4749.46 m2 calculated in accordance with Section 3.2 below;

(b)
the Storage Premises for the purpose of office support located on the -4th floor (underground) of the Office Building, edged in RED in Appendix No. 1 for identification purposes with an overall Leased Area of 22,6 m2 calculated in accordance with Section 3.3 below;

(c)	15 (fifteen) Parking Spaces for the purpose of parking located on the -4th floor (underground) of the Office Building, edged in YELLOW in Appendix No. 1 for identification purposes;

which serve to be exclusively used by the Tenant. For the avoidance of doubt the Parties set forth that (i) the Leased Area of the Premises set out in this Section 3.1 will not be deemed to change i.e. increase as a result of the fit out works, including but not limited to the external staircase, diesel generator, slab reinforcement for such generator and the server room made by the Tenant in accordance with Section 5.3 below, and (ii) such instalments serve to be exclusively used by the Tenant.

3.2
For the purpose of the calculation of the Leased Area of the Office Premises, the floor area shall include the area from the interior of the external bordering walls of the Office Premises (in the event of a parapet wall of a height less than 90 cm from the floor level, from the interior of the curtain glass wall or door or window) to the exterior of the internal bordering walls (if the neighbouring premises are leased, to the middle of such walls) save for

-   the areas of structural components individually larger than 0.5m2 (exterior and interior load-bearing walls, exterior perimeter walls, reinforcing walls, other supports and bearing, etc.);

-   vertical passageways (lift shaft, flights of stairs, landing, landing upstairs or between floors, emergency balcony, underground ventilation shaft);

-   Conducting Media not only servicing the Office Premises;

-    all areas to which the Tenant has no unrestricted access (central engineering premises, public utility shafts, elevator machine rooms, fixing and installation premises, filling premises);

however including:

-   service areas (e.g. archive above the street level, warehouse and storerooms above the street level, meeting room, conference room, training room; reception, waiting room, kitchenette, dining room, photocopy room, postroom, cloakroom, server room, UPS room, sanitary block, smoking place, resting room, surgeon's office,  cleaning cupboard, security service, rubbish container);

-   passageways (e.g. windbreaker, hallway, corridor, lobby, foyer in front of the lifts);

-   Conducting Media, boxes, shafts, pits, pipe strings, electronic cupboards, built-in cupboards built in upon the Tenant's request;

-   areas occupied by the components of the supporting structure individually not exceeding 0.5m2 each (e.g. pillars, column);

-    load bearing pillars not exceeding 0.5 m2 and walls inside the Office Premises and the interior plaster wall and other surfaces of the bordering walls of the Premises;

-   entirety of the non-load-bearing walls inside the Office Premises, doorframes, glass walls;

-   all Conducting Media inside the Office Premises and exclusively serving the Office Premises;

-   areas under heating and cooling equipment;

The Leased Area of the Office Premises measured as described above shall be increased with the Building Common Area Ratio so that the Rent, Service Charge and Provisional Service Charge can be calculated as shown in Appendix 6/a.

3.3
When calculating the Leased Area of the Storage Premises, the Parties shall measure the floor space from the interior of the exterior bordering walls of the Premises to the exterior of the internal bordering walls (to the middle line if there are adjacent premises).

3.4	In the case of the Parking Spaces, the Leased Area shall be determined according to their number.

3.5	The Landlord represents and warrants that the Leased Area of the Premises indicated in Section 3.1 above are identical to the result of the measurement as set out in Section 3.2-3.3 above.

3.6
The Tenant has the possibility to rent additional parking spaces on a temporary basis under a separate agreement in addition to the Parking Spaces specified in Section 3.1.c) if there are free spaces available in the Office Building.

4.	Term of this Lease and the Lease Term

4.1	This Lease enters into force and effect on the day on which it is duly signed by both Parties.

4.2	The Lease Term in relation to the Premises means a period starting on 1 April 2013 and expiring after 10 years on the 31 March of 2023 (hereinafter referred to as the “Expiry Date”).

4.3
The Parties undertake to conduct bona fide negotiations at least six (6) months prior to the expiry of the Lease Term to extend the Lease Term on mutually acceptable terms and conditions. For the avoidance of doubt, the Parties shall not be obligated to agree an extension to the Lease Term and the aforementioned bona fide negotiations shall only take place where the Tenant is actually desirous of extending the Lease Term, and has issued a written notice to the Landlord to this effect at least six (6) months prior to the expiry of the lease Term.

4.4
The Tenant may use the Premises in accordance with the terms of this Lease from the Hand-over Date until the Expiry Date unless extended by the Tenant in accordance with Section 4.3 above as provided for in this Lease.

5.	Co-operation of the Parties during Fit-out Works

5.1
Landlord hands over all Premises in “as is” condition as recorded in the Hand-over Protocol  No. I.  Parties agree that Tenant shall fit out turn-key Office Premises and Storage Premises suitable for their intended purposes in accordance with the execution drawings (“Execution Drawings”) and Technical Specifications set out in Appendices 2/a-b. and the applicable Hungarian regulations and the House Rules as in Appendix 8. The Tenant hereby confirms the receipt of the approved Execution Drawings provided both in hard copy and in electronic format. Landlord represents and warrants that by signing this Lease the Tenant shall acquire all transferable intellectual property rights in respect of the Execution Drawings including but not limited to the right to use, reproduce, amend, and/or publish. Landlord represents and warrants that the Execution Drawings are in compliance with effective and/or announced Hungarian laws and regulations. It is hereby agreed that all authorities’ permits, such as building permits and occupancy permits, have to be obtained by the Tenant at its own cost and risk. The Landlord shall co-operate with the Tenant at Tenant’s cost and risk and shall provide the Tenant with any assistance reasonably necessary in order to obtain such permits. The Landlord shall hand over the material and equipment listed in Appendix 2/d to Tenant upon its request.

5.2
Taking into account Section 5.1 above, the Landlord hereby orders from Tenant and the Tenant hereby undertakes to perform the works necessary in order that the Office Premises and the Storage Premises may be suitable for the Tenant’s intended purposes up to the amount of the Landlord’s Contribution as follows:

(a)
The Parties hereby acknowledge and confirm that the Landlord’s Contribution has been partly spent by the Landlord in connection with the planning and preparation of the premises as set out in more details in Appendix 2/d. Accordingly the remaining balance against the Landlord’s Contribution as at the date of execution hereof is EUR 1,330,184+VAT.

(b)
The Tenant shall submit its invoice to the Landlord on the costs incurred by the Tenant in respect of each item of any works performed and delivered by it related to the Office Premises and the Storage Premises attaching the copy of invoices on such costs. The Landlord shall pay the invoices (including pro-forma invoices) of the Tenant to the bank account designated by the Tenant for this purpose within 30 days from the receipt of the invoice.

(c)
Should the Landlord fail to pay, for any reason other than attributable to the Tenant, any amount invoiced by the Tenant under this Section 5.2 by the due date for payment, it shall (I) pay interest equal to the Default Interest from the due date until the outstanding amount is paid to the Tenant and (II) defend and hold the Tenant harmless from any claims of the subcontractors against the Tenant arising out of the late payment of the Tenant’s invoices by the Landlord under this Section 5.2.

(d)	All other amounts incurred by the Tenant in connection with the works related to the Premises shall be paid by the Tenant above the amount of the Landlord’s Contribution.

(e)
The Tenant shall be entitled to submit its invoices to the Landlord under this Section 5.2 following delivery of the Bank Guarantee and until 31 December 2013 and the Landlord shall not be obliged to pay any invoices of the Tenant submitted following 31 December 2013 or earlier exceeding the Landlord’s Contribution.

5.3
The Parties agree that the Tenant is entitled to deviate  from the Technical Specifications as well as from the Execution Drawings with the Landlord’s  prior written approval not to be unreasonably withheld or conditioned.  The Landlord shall respond to the written request (“Variation Request “) of the Tenant for the Landlord’s approval within 3 working days of the receipt of the Variation Request together with the amendments to the relevant parts of Execution Drawings and the Technical Specification.  Should the Landlord fail to respond the Variation Request within the given deadline, the Landlord’s approval to the Variation Request shall be deemed to be granted. Notwithstanding the foregoing the Parties agree that with regards to installing an external staircase, diesel generator, slab reinforcement for such generator and server room the Landlord may not deny its approval to the Variation Request unless in the reasonable opinion of the Landlord the instalment of such works are not in compliance with the applicable Hungarian regulations and/or may cause significant damage to the Office Building. The Parties agree that the Tenant shall not be obliged to remove and/or reinstall the external staircase, diesel generator, slab reinforcement for such generator and the server room in case of the termination of this Lease (howsoever arising).

5.4
The Tenant shall be responsible for installing the phone and computer network at its own expense and installing and maintaining any equipment specifically installed by the Tenant without the Landlord’s approval.

5.5
The Landlord shall hire a technical supervisor (“Technical Supervisor”) to ensure quality, and that all health and safety requirements (“Requirements”) are met in accordance with Section 5.1. The Tenant shall provide all necessary information to the Technical Supervisor upon receipt of a reasonable request for such information during and after the fit-out works carried out by Tenant. The Technical Supervisor will report to the Landlord on a regular basis and will issue a warning to the Tenant if the Requirements are not met or unapproved fit out works are carried out and the Tenant has to respond within 1 day to the Landlord. For the avoidance of doubt the Tenant shall not be obligated to remedy any such issue in regards the Requirement or unapproved fit-out works within 1 day. The Parties shall negotiate in good faith a reasonable period of time from receipt of a warning from the Technical Supervisor during which the Tenant shall have to remedy any of the aforementioned issues in regards the Requirements or any unapproved fit-out works. The Technical Supervisor has the right to terminate all fit-out works if the Requirements are violated and not remedied within the time period agreed between the Parties but 15 days at the latest after the warning has been issued, unless the Parties agree otherwise. The Landlord and Technical Supervisor have a right to enter into the Premises at any time during the fit-out works. All costs and damages incurred as a result of such deviation from the Requirements shall be the Tenant’s responsibility.

5.6
Any installation of equipment by Tenant which is related to, or affects the operation of Office Building’s central fire alarm system, fire detection system, Building Management System, CCTV, Intruder Alarm System and Access Card System may only be carried out by Unielektro Biztonságtechnikai Kft.| (H-1075 Budapest, Károly krt. 13-15.) or any other contractor approved by the Landlord on the basis of the detailed Execution Drawings approved by the Parties. For the avoidance of doubt, the Tenant shall have the right to select its own suppliers, subcontractors etc. in respect of any  other works (including the approved fit-out works) without the prior approval of the Landlord.

5.7
The Tenant shall be responsible for all damage or loss caused to the Office Building, the Condominium and the Common Establishments by it, its employees, subcontractors, suppliers or any third party instructed or engaged by the Tenant in the course of fit-out works, moving materials in and out of the Premises, as well as securing and guarding the Premises during such works.

5.8
The Tenant shall notify the Landlord in writing 5 days prior to the start date of the fit-out works including any requirements it has in regards storage of any material or security of the premises. The Tenant shall also notify the Landlord in writing 5 days prior the finish date of the fit-out works which cannot be later than 31 March 2013 in respect of the Office Premises other than those located on the 2nd floor of the Office Building and 31 March 2014 in respect of Office Premises located on the 2nd floor of the Office Building so that the Landlord can take a status report on the completion of the fit-out works of the respective Premises (“Status Report”) that shall be attached as Appendix 7/c and serves as the base document of the return of the Premises as in Section 7.7. The Parties agree that any delay in the respective finish date of the fit-out works by the Tenant ( provided that such delay does not exceed 90 days) shall not constitute a breach of this Lease and Tenant shall have no liability to Landlord except for the payment obligations of the Tenant under Sections 11.1 and 12.6 below.

5.9
Tenant shall provide all documentation, including manuals, proofs of origin, maintenance protocols in Hungarian language as well as the effective execution drawings (if changed or altered from the ones Landlord provided as Execution Drawings) in electronic dwg and pdf formats upon taking of the Status Report.

6.	Hand-over Date

6.1
The Landlord shall deliver the Premises to the possession of Tenant on the Hand-over Date. The Landlord hereby warrants that the Building Department of the Municipality of the VIIIth District has issued final and non-appealable occupancy permits under Nr. 08-108/33/2010 and 08-261/33/2010 in respect to both Buildings.

If owing to the activities of the Tenant, the Tenant may only start its activity in the Premises in possession of an operation licence, it shall be the Tenant's duty to obtain the operation licence. Any delay that may arise in relation to the obtainment of the operation licence for any reason not attributable to the Landlord shall not affect the payment obligation of the Tenant arising under this Lease.

6.2	Intentionally omitted.

6.3	Intentionally omitted.

6.4	From the Hand-over Date the Tenant shall observe the rules and regulations related to the use of the Premises, including without limitation Appendix No. 8.

6.5	Intentionally omitted.

6.6	Intentionally omitted.

6.7
The Parties shall confirm the hand-over of the Premises by signing the hand-over protocol issued in the form attached hereto ("Hand-over Protocol No. I").  Upon the return of the Premises the Parties shall confirm the hand-over by signing the hand-over protocol issued in the form attached hereto ("Hand-over Protocol No. II").

6.8	Hand-over Protocol No. I and Hand-over Protocol No. II shall be attached hereto as Appendix No. 7/a and Appendix No. 7/b

7.	Use of the Premises

7.1
The Landlord warrants that if the Tenant performs its obligations arising under this Lease, the Tenant may use the Premises lawfully and without disturbance during the Term for purposes suited to their functions without any interference from the Landlord or any third person acting for and on behalf of the Landlord. Furthermore the Landlord warrants that in respect of the Premises there is no such third party right that would prevent the Tenant from the unfettered exercise of its rights arising under this Lease.

7.2	However the Landlord does not warrant that under the relevant laws the Premises can be used for any other purpose to which the Tenant only requests the Landlord's consent later.

7.3
The Tenant agrees to use the Premises with due care and prudence and in accordance with the House Rules detailed in Appendix No. 8 and the reasonable directions of the Landlord. The Premises may only be used by the employees, guests, clients and customers of the Tenant and shall not be open to the public.

7.4	The Tenant shall only use the areas defined in Section 3.1 for purposes suited to their functions and the Tenant and its sub-tenants may only utilise them for purposes suited to their functions.

7.5
The use of the Premises may only be changed subject to the prior written consent of the Landlord and with the approval of the competent authorities and the Tenant shall procure at its own cost that these consents are obtained and remain in effect. Should any change in the use of the Premises by the Tenant increase the Taxes and public liabilities payable in relation to the Office Building or the Condominium or the insurance premium of the Office Building or the Condominium or should it result in the introduction of new taxes, then the Landlord is entitled to charge the Tenant such public liabilities, taxes or the amount of the increase in the insurance premium fully in the Service Charge provided that the Landlord informed the Tenant on such circumstances in advance.

7.6
The Tenant may, at its own risk, install phone lines, radio or television sets, printers, any network, IT equipment and other technical apparatus and furniture in the Premises and make any decoration without the prior consent of the Landlord.  Prior written consent shall only be necessary if the installation of technical apparatus and furniture or the performance of decoration works affects the Common Areas and the Common Establishments or would cause significant damage to the Office Building or any part thereof or would jeopardise or disturb the use of the Office Building for its intended purpose for any reason.

7.7
Save as provided for in the Execution Drawings, Sections 5.3 and 7.6, the installation of fixtures and fittings into the Premises shall be subject to the prior written consent of the Landlord, in which consent it shall be provided for what will happen to such works, built-in equipment, fixtures and fittings and materials, including their removal or ownership upon the termination of the Lease. In relation to fit-out works carried out by the Tenant in accordance with the Execution Drawings and Section 5.3 the Tenant shall not be obliged to remove and/or reinstall any fixtures and fittings and equipment set forth in the Execution Drawing and Section 5.3 in case of the termination of this Lease (howsoever arising).  In the course of such works being completed at the Premises, the relevant labour safety and fire protection rules shall be fully observed and it shall be the Tenant's responsibility to observe and comply with all relevant laws and the Landlord shall not be liable for the consequences arising from the breach of such laws and rules by the Tenant.

7.8
During the mounting and/or installation the Tenant is obliged to follow the Hungarian laws and regulations, standards and norms concerning such equipment or fixtures and fittings. The Tenant may not build in or install any equipment, fixtures and fittings or materials which are not in conformity with the said rules and/or which may jeopardise the Office Building or the Condominium or the use thereof for their intended purpose or the quite enjoyment thereof. Before installing any equipment that would mean loading in excess of 5 KN/m2, the Tenant shall hold prior consultations with the Landlord as to the place of installation of the equipment.

7.9
If the Tenant does not perform any of its obligations set out above, the Landlord is entitled to request that the Tenant should immediately remove any equipment or fixture built-in in breach of this Lease. If the Tenant fails to perform this request, this shall be deemed to be a serious breach and the Landlord is entitled to remove the equipment or fixture at the Tenant's expense and/or terminate this Lease. The Parties agree that this Section 7.9 shall not apply in the event of a breach on the part of the Tenant if it does not result in any damage to the Office Building and does not limit the operation of the Office Building by the Landlord and does not result in a disturbance of the use of the Office Building by other tenants.

7.10
If due to the Breach by the Tenant of its obligations under Section 7.9 above, an authority imposes a fine or prohibits using the whole or any part of the Condominium or Office Building for the future, or the authority imposes an obligation on the Landlord or any other owner of the Condominium or prohibits the Landlord from anything or requires the Landlord to provide anything, the Tenant is obliged to comply with this obligation immediately and is obliged to compensate the Landlord or any other owner of the Condominium against any fine, damage, claim enforced against the Landlord or any other owner of the Condominium and/or any other costs incurred in the course of such proceedings.

7.11
The Tenant shall be liable for all damage or loss caused by it or by its employees, visitors, customers, clients, suppliers, contractors, or any third party engaged or instructed by the Tenant, to the Premises. It is agreed that any person, other than the Tenant’s employees invited to and/or let in the Premises by the Tenant shall be deemed to be a visitor. The Tenant shall be responsible for all damage or loss caused to the Office Building, the Condominium and the Common Establishments by it, its employees, guests, clients, customers, in particular suppliers or contractors or any third party engaged or instructed by the Tenant in the course of moving in to or out of the Premises.

7.12
The Landlord shall not be responsible for causing any damage or loss or inconvenience to the Tenant which the Tenant has suffered due to the suspension of the service or public utility supplies which is not within the scope of responsibility of the Landlord under the applicable law(s) and/or this Lease or on a temporary basis, or which arises due to Force Majeure. A defect is deemed to be "temporary" if its duration does not exceed one (1) business day / per event or eight (8) days / per calendar year provided in each case that the Landlord has informed the Tenant in writing on such suspension of services or utilities as soon as it becomes or should have become aware of the suspension. In such a case the Landlord shall use its best efforts to repair the defect. For any other case of the suspension of the service or public utility supplies Section 16.11 and/or if applicable Section 16.7 shall apply.

7.13
The Landlord reserves the right for free and uninterrupted passage of water, steam, sewage, air, gas, electricity, data transmission cables and telephone from and to any part of the Office Building through the Conducting Media used generally in the Office Building which are now upon or under the Premises subject to not limiting the Tenant's public utility capacities (including the aforementioned services in this Section 7.13) granted at the commencement of this Lease.

7.14
The Landlord shall not be responsible for any damage caused to or the loss or destruction of assets and things owned by the Tenant or brought onto or placed in the Premises, the Office Building or the Condominium by third parties unless the same has been caused by the Landlord or any employee, agent, or sub-contractors of the Landlord.

7.15
The Tenant agrees to observe the House Rules included in Appendix No. 8 to this Lease and all amendments thereto (if any) and cause the same to be observed. The Landlord reserves the right to implement reasonable changes and amendments to the House Rules in order to maintain the good working order of the Office Building but if any amendment to the House Rules is in conflict with or inconsistent with this Lease, then the provisions of this Lease shall prevail in respect of the Tenant.

7.16
The Landlord reserves the right to set requirements for the uniform size, quality and material of the corporate signboards displayed by the Tenant in the ground floor lobby. The Landlord permits the Tenant to display one (1) Signage per floor in the Common Areas on each floor rented by the Tenant.

The Tenant is only permitted to display any Signage or any other object influencing the appearance of the Office Building on the exterior, at the entrance, on the windows of the Premises or any part of the Premises or the Condominium visible from outside with the prior written consent of the Landlord. The Landlord hereby gives its consent to the Tenant placing Signage at any two of the places as indicated by arrows in Appendix No. 9.

The Tenant may only put up signs as provided for in this Section and in Appendix No. 9.

8.	Maintenance and Repair of the Premises

8.1
The Tenant agrees to preserve the condition of the Premises at its own expense as it is described in the relevant Status Report beyond normal wear and tear, it shall in particular perform at its own costs the tasks listed in column „Obligations of the Tenant Directly” in Appendix No. 2/c.

8.2
The Tenant shall keep the inside paintwork tidy and protect it beyond normal wear and tear. This obligation includes any enhancements and additions to the Premises and to any other kind of the fixtures and fittings of the Landlord built in the Premises. Definitions of maintenance and repair jobs to be performed by the Tenant shall be included in column „Obligations of the Tenant Directly” in Appendix No. 2/c.

8.3	Intentionally omitted.

8.4
The Landlord and/or the Manager is entitled to request the Tenant by registered mail to make all maintenance and repairs which belong to the Tenant's scope of duties under this Lease and which the Landlord and/or the Manager acting reasonably deems necessary to perform. The Tenant shall begin carrying out such repairs within a reasonable period of time but within not more than thirty (30) days of the receipt of the mail. If the Tenant fails to fulfil its obligation under this Section 8.4, the Landlord and/or the Manager is entitled to enter the Leased Premises and cause the necessary works to be carried out at the Tenant's expense by giving at least 8 days prior written notice.

8.5
The Tenant shall comply in all respects with all provisions of the law and regulations of any competent authority relating to the Office Building or activities carried out in the Office Building by the Tenant. The Tenant shall indemnify the Landlord against all actions, proceedings, claims or demands which may be brought or made by reason of any breach of the Tenant of such provisions.

8.6
Save as provided for in the Lease (including the applicable appendices) without the prior written consent of the Landlord, no alterations may be made to the Premises. Unless otherwise agreed by the Parties, the Tenant shall carry out such alterations proposed by it at its own expense and risk. It shall also be the Tenant's obligation to obtain all official permits, licences and approvals necessary for the implementation of the alterations.

8.7
The Landlord and/or the Manager shall maintain the Office Building, Common Establishments and Common Areas appropriately and perform its obligations set out in Appendix No. 2/c. The definition of maintenance and repair jobs to be performed by the Landlord and/or the Manager shall be included in Appendix No. 2/c.

8.8
The Parties expressly agree that the Landlord and/or the Manager shall be responsible to make all and any repairs defined as one falling within the Landlord's and/or the Manager's scope of responsibility in Appendix No. 2/c

8.9
If in the course of the repairs made upon the Tenant's instruction at the Tenant's expense or in the course of the works carried out or caused to be carried out by the Landlord and/or the Manager in place of the Tenant which would have been the Tenant's duty (in this Section 8.9 „Initial Repairs”), any defect occurs, the Landlord is obliged to repair the defects of such Initial Repairs at its own expense provided that the Tenant has fully reimbursed the Landlord for the cost of the Initial Repairs.

8.10
The Tenant is obliged to notify the Landlord and/or the Manager promptly becoming aware of any necessary repairs that are within the Landlord's and/or the Manager's scope of responsibility. If the Tenant fails to give such notice, the Tenant shall be made responsible for any loss or damage arising as a result of the failure to perform this obligation. The Landlord and/or the Manager agrees to take the measures with due care that may be necessary to perform the repairs of which the Tenant has given appropriate and prompt notice.

8.11
The Landlord and/or the Manager is entitled to carry out any such structural or material alteration inside or outside the Premises upon eight (8) days' notice prior to the commencement of the works that is necessary to maintain or duly operate the Office Building, the Condominium, the Common Areas or Common Establishments. However, the works shall be performed without materially disturbing or disrupting the Tenant’s use of the Premises for their intended purpose and shall not cause any unnecessary inconvenience or disturbance to the Tenant's activity during working hours.

8.12
Before the commencement of any maintenance works, repairs and renewal, including any works required to the services listed in Section 7.12 above, the Landlord shall give the Tenant eight (8) days' prior written notice of the services that will be suspended for the time being for the duration of such works. However, the works shall be performed without materially disturbing or disrupting the Tenant’s use of the Premises for their intended purpose and shall not cause any unnecessary inconvenience or disturbance to the Tenant's activity. No written notice is necessary in the event of an emergency or a threat of further damage.

8.13
The Tenant shall be obliged to designate persons who shall co-operate with the Landlord and/or the Manager and in whose presence  alterations may be carried out. If the Tenant fails to designate such persons within three (3) days, the Landlord and/or the Manager shall have the right to enter the Premises at a time previously indicated without the consent of the Tenant. No such notice is required in case of emergency or a threat of further damage.

8.14
The Landlord and/or the Manager or their respective authorized representative shall be entitled to check during normal business hours whether the Premises are in a good condition and to visit the Premises together with prospective new tenants twelve (12) months prior to the expiry of this Lease provided that it sends two (2) business days' prior written notice and shall procure that such visits shall not hinder materially the Tenant’s use of the Premises for their intended purpose and unnecessarily disturb the normal course of business of the Tenant.

8.15
If this Lease terminates or expires for any reason, the Parties shall jointly issue Hand-over Protocol No. II in respect of the Premises upon the return of the Premises. In Hand-over Protocol No. II the Parties record the works to be performed in order to restore the condition of the Premises as it was recorded in the Status Report, save for normal wear and tear and any alterations made by the Tenant as set out in Section 5.3 and the Execution Drawings or in relation to which the Landlord has released the Tenant from the obligation to restore the original condition (“Restoration Works”) under this Lease. Parties agree that upon the request of the Tenant they shall conduct bona fide negotiations prior to the termination or expiry of the lease on the costs of the Restoration Works and the performance of the Restoration Works by either the Tenant or the Landlord on the agreed costs (if applicable), and any such agreed Restoration Works and the costs associated with such works shall be set out in writing.

8.16
Save as provided in Section 7.7, (i) the Tenant agrees to return to the Landlord the Premises with vacant possession and perform the agreed Restoration Works prior to the date of termination or expiry of this Lease and (ii) the Tenant shall be obliged to remove its equipment, fixtures and fittings that can be removed without causing structural damage to the Premises, unless otherwise agreed with the Landlord in accordance with Section 7.7..

8.17
Unless otherwise agreed by the Parties, any works or alterations which cannot be removed without structural damage shall be transferred to the property of the Landlord without any claim for damages or indemnification.

8.18	After the termination of this Lease for any reason, the Tenant is not entitled to claim to be located elsewhere or claim replacement premises from the Landlord.

8.19
Upon the termination of this Lease, the Tenant shall surrender each key, each element of the relating entrance system and entrance card to the Landlord. If the Tenant fails to perform this obligation until the termination date of this Lease, the Landlord is entitled to replace all locks at the Tenant's expense.

9.	Sub-lease, Assignment

9.1
With the prior written consent of the Landlord the Tenant may sub-let the whole or any part of the Premises. The consent of the Landlord may not be unreasonably withheld, delayed or conditioned. The Landlord shall respond to any request for this purpose within thirty (30) days of the submission of such request. In case the Landlord does not respond to such request of the Tenant within 30 days, the Tenant shall serve an 8 day notice to Landlord. Should the Landlord not respond to the request of the Tenant within 8 days from the receipt of the Tenant’s notice, the consent of the Landlord to the sub-lease shall be deemed to have been given. Notwithstanding the above, the Tenant may sublet the whole or any part of the Premises to any company which is Controlled by the Tenant or which Controls the Tenant without the prior consent of, but upon prior written notice to, the Landlord.

9.2
The sub-tenant shall comply with the provisions of this Lease fully. The Tenant shall be responsible to the Landlord for ensuring that each sub-tenant complies with the provisions of this Lease. The Tenant shall deliver the Landlord the sub-lease agreement for approval before its execution or if it is amended, before the execution of the amendment (and the Landlord’s approval shall not be unreasonably withheld or delayed to such sub-tenancy agreement).

9.3
The term of the sub-lease may not exceed the period remaining from the Term at the date of execution of the sub-lease agreement. It is understood that the termination of this Lease for any reason shall automatically result in the termination of the sub-lease agreement(s) and the Tenant shall provide for this in the sub-lease agreement.

9.4	The Tenant may only transfer its rights and obligations under this Lease to any third persons in respect of a part or the whole of the Premises with the prior written consent of the Landlord.

9.5
The Landlord may transfer its rights and obligations arising under this Lease to any third person with prior notice to, but without the consent of, the Tenant. Any notice of transfer given by the Landlord to the Tenant shall mean that the Landlord waives all its rights and obligations under this Lease. Upon the Landlord's request the Tenant shall confirm in writing that it has acknowledged the transfer of rights and/or obligations by the Landlord.

9.6
The Landlord is entitled to sell, encumber or mortgage the Premises and the Property including the Premises without prior notice to, and without the prior consent of the Tenant provided that this does not prevent the Tenant from using the Premises for their intended purpose.

9.7	The Tenant has no pre-emption or right of first refusal in respect of the Office Building, the condominium unit or the Property.

10.	Bank Guarantee / Security Deposit

10.1
To secure the performance of the Tenant's payment obligations under this Lease, including the Rent, the Provisional Service Charge and other Fees and the obligation to reimburse expenses and pay indemnity or damages, the Tenant shall provide to the Landlord an unconditional and irrevocable bank guarantee issued by HSBC Bank Luxembourg or any other bank previously accepted by the Landlord in the amount set out in Section 10.2 and 10.3 substantially in form and content as provided in Appendix No. 3. ("Bank Guarantee") or provide the Landlord with a security deposit in the same amount as a security deposit ("Security Deposit"). Any interest payable on the Security Deposit shall be due to the Landlord.

10.2
The Tenant shall provide the Bank Guarantee or Security Deposit to the Landlord within fifteen (15) calendar days of the execution of this Lease in the amount set out in Appendix 6/c Phase(1) Section. If the Tenant fails to perform its obligation to provide the Bank Guarantee or the Security Deposit, the Landlord is entitled to cancel this Lease, in which case Section 16.6 shall apply.

10.3
Parties agree that the amount of the Bank Guarantee or Security Deposit shall be increased by the amount set out in Appendix 6/c Phase(2) Section  and by 31 March 2014 the Tenant shall provide a new Bank Guarantee on this amount. It is further agreed that the amount of the Bank Guarantee or Security Deposit shall be increased according to the rate of adjustment to the Rent from time to time and the amount of the Provisional Service Charge specified by the Landlord. The Tenant shall deliver to the Landlord the necessary supplement to the Bank Guarantee or Security Deposit within fifteen (15) days of the receipt of the notice of the adjustment as prescribed in Section 13 of this Lease and the modification to the Provisional Service Charge under Section 12.4. failure to do so shall qualify as material breach of contract.

10.4
The Bank Guarantee or Security Deposit shall be valid until the Expiry Date (unless the term of the lease is extended in accordance with Section 4.3)  plus sixty (60) more days. If the Tenant fails to perform or delays performing, or fails to fully perform any of its payment obligations set out above and in this Lease, the Landlord is entitled to draw down the amount of the Bank Guarantee or satisfy its claim from the Security Deposit.  If the Landlord is entitled to draw down the amount of the Bank Guarantee as provided for above, it may draw it down with 8 days’ prior written notice to the Tenant, directly contacting the issuing bank. The Tenant acknowledges that the issuing bank performs the Landlord's draw-down request without making any enquiry about the underlying legal relationship. The Landlord shall give back the Bank Guarantee or the actual balance of the Security Deposit within 30 days from the termination of this Lease, if the Tenant has fulfilled its obligations under this Lease. In case the Landlord has any outstanding undisputed receivable against the Tenant, the amount of the proved outstanding undisputed receivable can be deducted from the Bank Guarantee or the Security Deposit.

10.5
If the Bank Guarantee is drawn down or the Security Deposit is utilised, the Tenant shall replenish the Bank Guarantee or Security Deposit within fifteen (15) days up to the amount set out in this Lease. If the Tenant fails to meet this obligation, this shall constitute a serious breach because of which the Landlord is entitled to terminate this Lease.

10.6
If the term of the Bank Guarantee is shorter than the term under Section 10.4 above, or the Bank Guarantee is revoked by the issuing bank, the Tenant shall provide the Landlord with a new Bank Guarantee before not less than fifteen (15) business days of the expiry of the Bank Guarantee or the expiry date of the notice period of the revocation and the term of such Bank Guarantee may not be shorter than the day falling a year after the expiry date of the former Bank Guarantee unless the expiry date set in accordance with Section 10.4 occurs sooner. If the Tenant fails to provide the new Bank Guarantee to the Landlord by this time, the Landlord may draw down the valid Bank Guarantee in full, and hold the amount drawn down as a Security Deposit until the Tenant provides the Landlord with an appropriate new Bank Guarantee, which shall from then on function as the Bank Guarantee.

11.	Rent

11.1	The Tenant shall pay a Rent for the occupation of the Premises provided in Rent (1) section of Appendix 6/a from 1 April 2013 until 31 March 2014.

The Tenant shall pay a Rent for the occupation of the Premises provided in Rent (2) section of Appendix 6/a from 1 April 2014 until the expiry or the termination of this Lease. In case of an extension of the Lease in accordance with Section 4.3 the Rent corresponding to the Premises in respect of which the Lease Term is extended, shall be payable.

11.2
The base for the calculation of the Rent shall be the Leased Area which, for the avoidance of doubt, is increased with the Building Common Area Ratio in relation to the Office Premises as provided in Appendix 6/a. The amount and due date of the Rent shall be independent of the extent of utilisation of the Premises by the Tenant save for the events set out in Section 16.7 (b), 16.8 (b) and 16.11 when the Premises or any part thereof is/are not suitable to be used for their intended purpose.

11.3	The Rent for the Leased Area of the Office Premises shall be 13.5 EUROS + VAT/square metre/month.

11.4
The Parties agree that in respect of the 4th and 3rd floors of the Leased Area of the Office Premises the Landlord shall grant a discount of 6.75 EUROS/square meter/month from the Rent (11.3) set forth in this Lease from 1 April 2013 until 31 March 2014.

11.5	The Landlord shall indicate the discount given by it for the relevant period in the invoice issued by it.

11.6
The Parties represent that they took into consideration the rate of the discount described above when agreeing on the commercial terms and conditions of this Lease and the discount fundamentally influenced the Tenant's decision to rent the Premises offered in the Office Building.

11.7	The Rent for the Storage Premises shall be 6.5 EUROS + VAT/square metre/month.

11.8	The Rent for the Parking Spaces shall be 90 EUROS + VAT/parking space/month.

11.9	Intentionally omitted.

12.	Service Charge, Supplementary Service Charge

12.1	The Tenant shall pay the Service Charge required for the operation of the Office Building and the Supplementary Service Charge connected to the Premises.

The column „Obligations of the Tenant Through the Service Charge” in Appendix No. 2/c and Appendix No. 6/b to this Lease list the scope of services, activities and costs having an impact on the Service Charge. Appendix No. 6/b also lists the scope of Supplementary Services.

12.2	Intentionally omitted.

12.3	Intentionally omitted.

12.4
On or before 31 January of each calendar year the Landlord is entitled to determine the Provisional Service Charge with respect to the relevant calendar year based on the scope of services, activities and costs influencing the Service Charge. It is hereby agreed that the aggregate total amount of the the Service Charge and the Provisional Service Charge which are controlled by the Landlord cannot increase by more than 10% on a year-to-year basis.  For the purposes of clarification the Parties each acknowledge and agree that if additional categories of services and activities are added as contemplated by Appendix No. 6/b to this Lease, then as a result neither the Provisional Service Charge nor the Service Charge shall be increased by more than 10% in the aggregate on a year-to-year basis.

12.5	Intentionally omitted.

12.6
The Tenant shall pay the Provisional Service Charge (I) in respect of the Premises other than the Office Premises Located on the 2nd floor of the Office Building from the Hand-over Date of such Premises and (II) in respect of the Office Premises Located on the 2nd floor of the Office Building from the date on which the Status Report in connection with the Office Premises located on the 2nd Floor is prepared and agreed between the Parties, and in no event, later than 1 April 2014 to the termination or expiry of the Lease.

12.7
The basis for the calculation of the Provisional Service Charge shall be the Leased Area of the Office Premises. The amount of the Provisional Service Charge shall be 3.92 EUROS + VAT/square meter/month up to 31 December 2013. In respect of the subsequent years the Provisional Service Charge shall be determined by the Landlord in accordance with Section 12.4 above.

12.8
The Landlord shall each year make a settlement about the Service Charge actually incurred and shall indicate the amount paid by the Tenant in excess or its shortfall.  The Landlord shall provide to the Tenant this settlement in the form of a notice of Service Charge by 31 March of the following calendar year or, upon its sole discretion, any time earlier. If the Tenant has paid an excess amount, the Landlord will take the excess into account as a minus factor when calculating the next Provisional Service Charge. The Tenant shall settle all its liabilities arising out of the settlement by the due date of the next following Provisional Service Charge at the latest on the basis of the invoice issued by the Landlord.

12.9
Within sixty (60) days of the receipt of the notice of the Service Charge given by the Landlord, the Tenant shall be entitled to inspect the accounting documentation (including, but not limited to invoices) of the Landlord or its property manager and make any objection to any item included therein. The Tenant shall pay its liabilities notwithstanding any objection to any item.

12.10
The Parties agree to settle any dispute between them in relation to the disputed items in the notice of the Service Charge amicably.  If the Parties cannot settle the dispute within thirty (30) days, the Parties shall retain one of the Big 4 consulting firms (KPMG Hungária Kft., Ernst&Young Kft., PriceWaterhouseCoopers Kft., Deloitte&Touche Kft.) to make an expert opinion.  The Parties agree to accept the expert opinion of the selected and retained consulting firm as binding upon them. The Landlord shall pay the costs of the preparation of the expert opinion, however, in the event that the dispute is settled in favor of the Landlord then Tenant shall reimburse Landlord for the expenses incurred in connection with the audit.

12.11
The Tenant shall not be relieved of the obligation to pay the Provisional Service Charge and the Service Charge even if the Tenant does not use the Common Areas and the Common Establishments e.g. lifts, heating, air-conditioning or hot water supply.

12.12
All duties, taxes, VAT and any other kind of local tax whatsoever in effect or to be levied by any local or governmental authority or the Parliament in respect of the Condominium or the Office Building ("Taxes") shall be borne by the Tenant in the Tenant’s Proportion through the Service Charge and the Tenant shall pay the Taxes paid by the Landlord in the Tenant’s Proportion as a part of the Service Charge. If during the Lease Term, municipal or governmental authority levies or imposes any tax or other public liabilities in accordance with the foregoing, the Landlord shall automatically raise the Provisional Service Charge in accordance with the amendment to the local or governmental laws prospectively and with retroactive force to the first day of the quarter during which the tax comes into effect on a pro rata basis with respect to the period already elapsed and still remaining from the quarter. The foregoing shall apply with respect to local or central taxes imposed on the Office Building or the Condominium. For the avoidance of doubt, Taxes shall not include taxes imposed on the profit of the Landlord or on the turnover of the Landlord in general.

12.13
It is understood that the Tenant shall pay the Landlord a Supplementary Service Charge for Supplementary Services from the Hand-over Date for the Lease Term, or until such time the Tenant concludes a contract with the provider direct (if applicable). The Supplementary Service Charge shall be paid monthly in arrears on the basis of the invoices issued by each company providing the supply or services. It is the obligation of the Tenant to perform such payment obligations. The failure by the Tenant to meet this obligation shall constitute a serious breach of this Lease.

12.14
The Parties agree that in the event that the Tenant uses further services for the use of the Premises outside the scope of the Supplementary Services, e.g. telecommunications, internet, etc. the Tenant shall perform the provisions of the service agreements made with each service provider at all times.

13.	Rent Adjustment

13.1
The amount of the Rent to be paid shall be reviewed and adjusted in each year during the entire Lease Term effective as from 1 January of the relevant calendar year based on the Consumer Price Index provided that the Rent shall never be lower than the Rent which was applicable in the immediately preceding year. The first adjustment shall take place in respect to the Rent payable in the calendar year 2014   effective from Jan. 1, 2014. In the case of such first adjustment, the Rent shall be multiplied with a fraction the numerator of which shall be the last available Consumer Price Index prevailing on the date of the adjustment and the denominator of which shall be the Consumer Price Index prevailing on November, 2012 (i.e. this is the inflation multiplicator applicable in year 2014).Accordingly, the formula for the calculation of the first adjustment shall be the following:

,

if this index is larger than one, otherwise Index [2014]= 1, so that

Rent [2014] = Rent [original] X Index [2014], for offices, parking and storage unites as well, where N= 2015, 2016 … 2023.

In the following calendar years, the inflation multiplicator of each relevant calendar year shall be calculated as follows: the inflation multiplicator of the calendar year preceding the relevant year shall be multiplied by a fraction the numerator of which equals to the Consumer Price Index prevailing in January of the relevant year and the denominator of which equals to the Consumer Price Index prevailing in January of the calendar year preceding the relevant year, unless such fraction is less than one, in which case the inflation multiplicator of the relevant calendar year shall be one. Accordingly, the formula for the calculation of the further adjustments shall be the following:

,

if this index is larger than one, otherwise Index [Year(N)]= 1, so that

Rent [Year(N)] = Rent [Year(N-1)] X Index [Year(N)], for offices, parking and storage unites as well, where N= 2015, 2016 … 2023.

Until the Tenant receives notice on the amount of the adjusted Rent from the Landlord, the Tenant shall pay the same Rent. On the first Rent payment date after the Tenant received the notice of the adjusted Rent from the Landlord, in addition to the adjusted Rent the Tenant shall pay the amount by which the adjusted Rent exceeds the former Rent prorated according to the each day elapsed from 1 January of the relevant year until the relevant Rent payment date.

13.2	The first adjustment shall take place as from 1st January 2014.

13.3
If the Consumer Price Index is not published or cannot be applied for any other reason, the Landlord may replace the Consumer Price Index with a comparable index based on the changes published by Eurostat in the cost of living for consumers and the purchasing power of the euro.

14.	Payments

14.1	The Tenant shall pay the Rent in euro (EUR), the Provisional Service Charge and the Supplementary Service Charge in forint (HUF).

14.2
Save for the rent free period specified in Section 11.1, the Tenant shall pay the Fees required in this Lease monthly in advance on the basis of an invoice issued by the fifteenth (15th) day of the month preceding the first month of the relevant month and the deadline for payment shall be the first (1st) day of the month. Without respect to the foregoing, the first invoice in respect to the Provisional Service Charge payable for the Premises other than those located on the 2nd floor (which invoice shall include, in the case of a fraction of a calendar month the Fees payable for such fraction of a calendar month) shall be issued by the Landlord on the Hand-over Date and the Tenant shall pay the invoice within 15 (fifteen) days of the receipt of the same.

14.3	The Landlord shall issue a separate invoice for each of the Rent, Provisional Service Charge and the Supplementary Service Charge to be paid.

14.4
If pursuant to an expressed provision of this Lease any amount denominated in euro (EUR) shall be payable in Hungarian forints (HUF) then the forint (HUF) equivalent of such amount shall be calculated such that the euro (EUR) shall be converted into forints (HUF) at the exchange rate of the National Bank of Hungary valid on the date of issuance of the invoice. If the forint is no longer the lawful currency of the Republic of Hungary, then all payments falling due thereafter under this Lease shall be paid in the new lawful currency of the Republic of Hungary.

14.5
Payments to be made under this Lease shall become due and payable against the proper invoice of the Landlord issued in accordance with Section 14.2 without any further notice, request, reminder etc. of the Landlord except as otherwise provided for in this Lease. Any payment obligation shall be deemed to be performed and discharged only if credited to the bank account of the Landlord.

14.6	Payments shall be made to the following bank accounts:

•	Rents in EUR to be paid to: 10918001-00000024-97040037

•	Provisional and Supplementary Service Charge to be paid to: 10918001-00000024-97040075

14.7
If the Tenant fails to pay the whole or part of Rent or the Provisional Service Charge or any other liability that has fallen due under this Lease, the Tenant shall pay Default Interest for the period from the due date until it is paid to the Landlord. If the due date of a payment is Saturday, Sunday or public holiday, then the interest shall be paid on the second (2nd) business day following the due date.

14.8	If there is more than one amount outstanding at the same time, then any payment made shall be applied to discharge the amount outstanding for the longest period of time.

14.9
The Tenant shall have no right to reduce, set off from or retain against Rent, the Provisional Service Charge or the Service Charge any claims against the Landlord excluding those which are explicitly allowed under this Lease or finally determined by the Court of Arbitration or amicably settled by the Parties.

15.	Insurance

15.1
Throughout the Term the Landlord shall keep insured, on a full reinstatement basis, the Office Building and all fixtures of an insurable nature (other than those which the Tenant is entitled to remove) against loss or damage by fire and any other risks, perils and contingencies (and accidental cover, costs, fees and expenses) and all usual commercial property risks available in the market, together with architects’, surveyors’ and other requisite professional advisers’ fees in relation to the reinstatement of the Premises and the one- year’s loss of Rent and Service Charge. The Landlord shall be liable for any and all damages incurred to the Landlord as a result of the failure by the Landlord of observing its obligations set forth hereunder, including the case, where any damages incurred to the Landlord where as a result that the insurance company of the Landlord has refused to make any payment in respect to damages/insured events due to the delay of the Landlord of performing its reporting obligations

15.2	The Tenant shall duly pay the Landlord the costs of the property insurance of the Office Building as a part of the Provisional Service Charge and the Service Charge set out in Appendix No. 6/b.

15.3
On its own account, and in its own name, the Tenant shall take out adequate insurance to cover liabilities, including tenants’ liability insurance, and general civil third party liability insurance etc. Tenant shall be responsible to insure at its own costs, against all risk, all equipment, furniture, goods and other movable items owned by the Tenant or any third party other than the Landlord or its assignees inside the Premises. In such a case, the Tenant shall inform the Landlord within 1 (one) business day of becoming aware of the occurrence of the insured event/damages and justify that the damages have been reported to the insurance company of the Tenant. The Tenant shall be liable for any and all damages incurred to the Tenant or the Landlord as a result of the failure by the Tenant of observing its obligations set forth hereunder, including the case, where any damages incurred to the Landlord as a result that the insurance company of the Landlord has refused to make any payment in respect to damages/insured events due to the delay of the Tenant of performing its reporting obligations.

15.4
The Tenant shall take out construction and installation insurance for fit out and decoration works to be carried out by the Tenant and for renewal and reconstruction works if the Tenant carries out works of such nature inside the Premises for a period until the completion of such works. The insurance shall cover any damage or loss that may be caused to the Premises and the Office Building comprising the Premises and the Condominium, and, to a reasonable extent, any damage or loss that may be caused to third persons.

15.5
The Parties agree that the Tenant shall present the original of its insurance policy to the Landlord by the Hand-over Date, or in the case of the insurance policy referred to under Section 15.4 above, until the date of commencement of the works, at the latest and its duplicate shall form Appendix No. 4 to this Lease. The insurance of the Tenant shall be renewed each year with the avoidance of an uninsured gap between the two insured periods. The Tenant shall present the new insurance policy to the Landlord before the renewal date of the insurance. Should the Lessee fail to comply with its obligation hereunder then it shall qualify as a serious breach of this contract.

15.6
On the Hand-over Date at the latest and thereafter whenever the other Party so desires, the Parties shall certify to each other once a year that they have taken out adequate, suitable insurance for the relevant year as prescribed in this Lease.

15.7
Should any change in the use of the Premises increase the insurance premium, the Landlord shall notify the Tenant without delay of the Insurer's intention to do so after it becomes aware of such intention and the Parties shall take all reasonable efforts with the involvement of the Landlord's insurer so that the increase can be avoided or kept to a minimum. The Tenant is obliged to reimburse the Landlord for any increase in the premium that occurred notwithstanding their efforts due to a change in the use of the Premises.

16.	Termination of the Lease and Hold-over

16.1	This Lease may only be terminated by either Party for the reasons expressly set forth in this Lease.

16.2	This Lease terminates for the following reasons:

(a)	at any time if the Parties terminate this Lease by common consent;

(b)	upon the expiry of the Term;

(c)	in any other case specified in this Lease or in the laws.

16.3
The Landlord may terminate this Lease in writing with immediate effect, if the competent court has ordered the commencement of liquidation proceedings against the Tenant, the Tenant filed for bankruptcy of liquidation against itself or a corporate resolution has been passed on voluntary dissolution, and if the Tenant proposes a composition with its creditors.

16.4	The Landlord may terminate this Lease in writing pursuant to the provisions set forth below if the Tenant breaches any of its following obligations:

(a)
the Tenant falls in delay with any of its payment obligations under this Lease (including, among others, the obligation to pay the Rent or the Provisional Service Charge or the Supplementary Service Charge) for more than one (1) month. In this case the Landlord requests the Tenant to perform its payment obligation within eight (8) days. If the Tenant fails to perform its payment obligation within eight (8) days of the evidenced receipt of such request, then the Landlord may terminate this Lease upon eight  (8) days' prior written notice to the Tenant;

(b)
the Tenant fails to replenish the Bank Guarantee or the Security Deposit drawn down by the Landlord up to the level required in this Lease by the time set out in Section 10.5. In this case the Landlord requests the Tenant to perform its obligation within eight (8) days. If the Tenant fails to meet its obligation to provide or replenish a Bank Guarantee or the Security Deposit within eight (8) days of the evidenced receipt of the request, then the Landlord may terminate this Lease upon eight  (8) days' prior written notice to the Tenant;

(c)
the Tenant fails to perform any other of its material obligations set out in this Lease or in the laws in addition to the obligations set out in Sub-sections (a) and (b) above, including without limitation non-compliance with the provisions of Sections 8.6, 9.1, 9.4, 10.2, 10.3 and 15.5, by the time indicated by the Landlord in writing. In this case the Landlord may terminate this Lease in writing upon fifteen (15) days' prior notice to the Tenant;

(d)
the Tenant and/or the persons sharing the Premises with the Tenant do(es) not use the Premises as provided for in this Lease or disturb the peaceful enjoyment of other tenants of the Office Building or the Condominium. In such cases the Landlord requests that the Tenant should cease to do so or refrain from doing so, reminding the Tenant of the consequences of such acts. If the Tenant does not cease to act like that or repeats such acts objected to, the Landlord shall be entitled to terminate this Lease upon eight (8) days prior written notice to the Tenant,.

16.5
The notice of the breach by the Tenant of its obligations under this Lease shall contain the breach committed by the Tenant and remind the Tenant that the Landlord may terminate this Lease if the Tenant fails to remedy the breach in a timely manner. The Parties hereby confirm that in the determination of the terms and conditions of the termination they deviated from the provisions of Act No. LXXVIII of 1993 on the Lease and Alienation of Flats and Premises by mutual consent.

16.6
If under Sections 16.3 or 16.4 the Landlord terminates this Lease for a reason for which the Tenant is responsible, the Tenant shall pay the Landlord six (6) months' Rent and Provisional Service Charges in a lump sum as liquidated damages for failure plus a part of the amount (I) of the discount from the Rent set forth in Section 11.4 above and (II) the amount actually utilised by the Tenant from the Landlord’s Contribution and (III) the total amount spent by the Landlord and accepted by the Tenant in connection with the design and certain equipment of the Premises as set out in Appendix 2/d pro rata the time period remaining as at the date of the termination of this Lease until the Expiry Date (as extended pursuant to the terms hereof) within fifteen (15) days of the receipt by the Tenant of the notice of termination.

16.7	The Tenant may only terminate this Lease upon not less than thirty (30) days' notice given to the Landlord if

(a)	Intentionally omitted

(b)	the Landlord breaches any of its material obligations set out in this Lease and as a result of the breach the Tenant cannot use:

(i)
more than 2% of the Office Premises for their intended purpose and the Landlord does not remedy the breach within the shortest possible deadline but maximum within thirty (30) calendar days of the receipt of the notice of the breach from the Tenant; or

(ii)	more than 10% of the Office Premises for their intended purpose and the Landlord does not remedy the breach within the shortest possible deadline but maximum within fifteen (15) days;

and the Landlord shall have not provided the Tenant with suitable alternative premises at least in the same size of the area of the Offices Premises that cannot be used for their intended purpose for a period until the Landlord fully restores the Office Premises in a condition suitable for their intended purpose; or

(c)
the Landlord breaches any of its material obligations set out in this Lease and as a result of the breach the Tenant cannot use  more than 10% of the Office Premises for their intended purpose for an aggregate of more than 20 days within a calendar year and/or 60 days within the Lease Term.

16.8	Total or partial destruction of the Premises shall have the following consequences:

(a)
Should the Premises be totally destroyed during the Term, this Lease will be automatically terminated with immediate effect. In this case the pro-rated part of any Rent, Provisional Service Charge already paid shall be refunded.

(b)
Should the Premises be in part destroyed during the performance of this Lease, either Party shall be entitled to cancel this Lease with immediate effect by written notice (sent by registered mail with the acknowledgement of receipt), if more than 25% of the Leased Area of the Office Premises are destroyed to such an extent that the time required for restoration exceeds five (5) months and the Landlord shall have not provided suitable alternative premises for the Tenant for the duration of the restoration works. In this case the amount remaining from the Rent, Provisional Service Charge already paid following the deduction of sums outstanding and owed to the Landlord shall be refunded to the Tenant.

16.9
If the Tenant holds over to the Premises after the termination of this Lease  and such hold over is not attributable to the Landlord, the Tenant shall pay a fee for the period of the hold-over equivalent to the double amount of the pro rata Rent set out in this Lease for the period of the hold-over against the proper invoice of the Landlord. The Landlord shall invoice the fee payable for the hold-over in arrears every fifteen (15) days, granting eight (8) days from the date of the receipt of the invoice for payment. The Tenant shall reimburse the Landlord within (8) days from the date of the receipt of the invoice except the case when the cause of delay is attributable to the Landlord after the receipt of the proper invoice of the Landlord for any and all costs and damages incurred to the Landlord as a result of any delay in returning the Leased Premises.

16.10	For the duration of the hold-over the Tenant shall pay the pro rata amount of the Provisional Service Charge and a pro-rata amount of the Supplementary Service Charge defined in this Lease.

16.11
The Parties agree that the Tenant shall not pay any Fees, and that the Landlord shall pay a penalty to the Tenant equivalent to the amount of the Rent for every day of the period during which the Tenant cannot use the whole or a part of the Premises for their intended purpose for any reasons other those attributable to the Tenant and the Landlord shall have not provided the Tenant with suitable alternative premises for such period, in proportion to the part of the Premises which cannot be used by the Tenant for their intended purpose. For the avoidance of doubt the Parties agree that any suspension of the services or public utility supplies other than in the circumstances set out in Section 7.12, this Section 16.11 shall apply.

17.	Notices and Supplements

17.1	This Lease has been made in two English counterparts and each of the Landlord and the Tenant shall be entitled to one (1) counterpart.

17.2	There may be no verbal supplements to this Lease. Any changes of, or supplements to, this Lease shall be made in writing and agreed by both Parties to be effective.

17.3
All notices, requests, demands and other communications hereunder shall be made in writing and furnished to the Parties addressed to the persons indicated below. Notices shall be deemed to have been duly given if delivered personally or by courier, by facsimile, by registered mail with the acknowledgement of receipt to the Parties addressed to the following persons as follows:

-	if to the Landlord:

dr. Janos J. Berki

berki.janos@futureal.hu

1082 Budapest, Futó utca 47-53. 6. em., Hungary

-	if to the Tenant:

General Counsel, Systemax Inc.

11 Harbor Park Drive, Port Washington, NY 11050

Cc: International Controller, Systemax Inc.

11 Harbor Park Drive, Port Washington, NY 11050

17.4	The Parties agree that any notice related to the performance of any payment obligation set out in this Lease and billing will be made to the following persons:

-	if to the Landlord:

dr. Janos J. Berki

berki.janos@futureal.hu

1082 Budapest, Futó utca 47-53. 6. em., Hungary

-	if to the Tenant:

International Controller, Systemax Inc.

11 Harbor Park Drive, Port Washington, NY 11050

17.5	Any declaration given and sent to a Party shall be deemed to have been effectively given and delivered:

(a)	in the case of personal delivery or in the case of courier, when delivered to the addressed Party; or

(b)
in the case of registered mail with the acknowledgement of receipt upon signing the acknowledgement of receipt; if such acknowledgement of receipt is not signed, on the fifth (5th) business day following the second attempt to deliver.

17.6
Notices shall be delivered on business days (according to the national calendar of the addressee) between 9:00 am to 4:00 pm (Central European Time in both cases). If a notice is delivered on a business day after 4:00 pm, then it shall be deemed to be delivered on the following business day.

18.	Miscellaneous

18.1	Either Party shall pay its own legal fees incurred in relation to the preparation and signature of the documentation.

18.2	Intentionally omitted.

18.3
Should any of the provisions of this Lease violate any provisions of applicable law or become invalid during the performance of this Lease, its invalidity shall not affect the validity of this Lease as a whole unless the Parties had not entered into this Lease without the provision that is or has become invalid.  Such invalid provision shall be replaced with a provision that is valid and fulfils as closely as possible the supposed intentions of the Parties.

18.4
Any tolerance by the Landlord of any breach of the Tenant’s obligations set out in this Lease, whatever its frequency or its duration, shall not allow the Tenant to consider this tolerance as a modification or a cancellation of any of its obligations neither shall it imply a right of any nature for the Tenant, the Landlord being entitled to put an end to this tolerance at any time.

18.5
This Lease together with all the Appendices shall form the entire contractual understanding between the Parties and all earlier verbal or written statements shall be deemed void and any reference made by either Party to such statements shall have no legal effect.

18.6
The Landlord hereby informs the Tenant that it has assigned and pledged all of its rights and receivables arising hereunder to the consortium of banks (Unicredit Bank Zrt. és CIB Bank Zrt.) financing the development of the Office Building as security for the banks receivables under the credit facility. It is understood that the Landlord notifies the Tenant of the assignment and pledge in favour of the financing bank of the claims that the Landlord has under this Lease by sending the Notice of Assignment attached hereto as Appendix No. 11 and the Tenant shall acknowledge the assignment with the Notice of Acknowledgement attached hereto as Appendix No. 12. It is also understood that after receiving the Notice of Claim in the form included in Appendix No. 13 the Tenant may only perform any payment obligation under this Lease to the „Agent” designated in the Notice of Assignment.

18.7
The Landlord consents that the Tenant indicates the Office Premises as its registered seat/business premises/branch office and undertakes to give separate declaration on such consent upon the request of the Tenant without any delay or further costs to the Lessee.

18.8	This Agreement may be executed in one or more counterparts all of which when taken together shall represent one and the same document.

19.	Appendices to this Lease

Appendix No. 1: Site plan of the Office Building and the general plan of the Premises

Appendix No. 2/a: General technical specification of the Office Building and the Office Premises

Appendix No. 2/b: Execution Drawings Plans and specifications of the installations by the Landlord carried out in the Office Premises;

Appendix No. 2/c: The maintenance and repair obligations of the Landlord/Manager and the Tenant;

Appendix No. 2/d: The calculation of the Landlord’s Contribution

Appendix No. 3: Form of Bank Guarantee defined in Section 10.1

Appendix No. 4: Liability insurance

Appendix No. 5: Status Report

Appendix No. 6/a: Calculation of Areas and the first Rent and the Service Charge

Appendix No. 6/b: The content of the Service Charge

Appendix No. 6/c: The method for calculating the amount of the Bank Guarantee/Deposit

Appendix No. 7/a: Hand-over Protocol No. I

Appendix No. 7/b: Hand-over Protocol No. II

Appendix No. 8: House Rules and the general rules of parking in the Office Building

Appendix No. 9: Signage

Appendix No. 10: Representatives of the Parties

Appendix No. 11: Notice of Assignment

Appendix No. 12: Notice of Acknowledgement

Appendix No. 13: Notice of Claim

20.	Representation and Warranties of the Tenant

The Tenant represents and warrants to the Landlord as follows:

20.1
The Tenant is a validly existing company lawfully registered and operating under the laws of the Republic of Hungary, and is not subject to any bankruptcy, liquidation, voluntary liquidation or any other proceedings under the Hungarian law.

20.2
The Tenant has all necessary authorization for the execution of this Lease as well as to perform its obligations hereunder. All corporate acts and other proceedings required to be taken by the Tenant to authorize the execution and performance of this Lease have been duly and properly taken.

20.3	The Tenant has duly executed this Lease and it constitutes a legally valid, binding and enforceable obligation of the Tenant in accordance with its terms.

21.	Representation and Warranties of the Landlord

The Landlord represents and warrants to the Tenant as follows:

21.1
The Landlord is a validly existing company lawfully registered and operating under the laws of the Republic of Hungary, and is not subject to any bankruptcy, liquidation, voluntary liquidation or any other similar proceedings under the Hungarian law.

21.2
The Landlord has all necessary authorization for the execution of this Lease as well as to perform its obligations hereunder. All corporate acts and other proceedings required to be taken by the Landlord to authorize the execution and performance of this Lease have been duly and properly taken.

21.3	The Landlord has duly executed this Lease and it constitutes a legally valid, binding and enforceable obligation of the Landlord in accordance with its terms.

22.	Confidentiality

22.1
The Parties, their employees, representatives and agents shall keep, and the Parties shall cause their respective subsidiaries Under their Control or the parent company, if they are Under the Control of the parent company, and their respective employees, representatives and agents to keep, the provisions of this Lease confidential and except as may be required by the laws of the Republic of Hungary, or otherwise determined by a court of the competent jurisdiction, shall make no disclosure thereof to any person, except the Parties’ respective legal counsels, accounting and other professional advisors, financing banks, and insurance companies without the prior written consent of the other Party.

22.2
The Tenant may not refuse to give its consent to the provision of comprehensive information to any third person if the Landlord requests so in writing from the Tenant in relation to the sale of the Premises, the Office Building comprising the Premises or the Landlord as a project company.

23.	Governing Law

This Lease shall be governed by, and shall be construed in accordance with Hungarian law.

24.	Arbitration

24.1
All disputes arising out or in connection with this Lease, shall exclusively be resolved by the Permanent Court of Arbitration of the Hungarian Chamber of Commerce and Industry, which shall proceed in accordance with its own rules of proceeding through a panel of three arbitrators. The language to be used in the arbitration proceedings shall be Hungarian.

24.2
The arbitration shall take place in Budapest, Hungary. The Court of Arbitration shall make its decisions according to the Hungarian law , which is the governing law. The decision of the Court of Arbitration shall be final and binding and the Parties undertake to execute the awards of the Court of Arbitration.

25.	Negotiation of this Lease

25.1
The Tenant represents that it had the possibility to negotiate the terms of this Lease and this Lease does not contain any provisions unjustifiably adverse to the Tenant. The Tenant also represents that the provisions of this Lease are fair, clear, comprehensible and in line with the market practice it is familiar with. The Parties acknowledge that the Tenant has the opportunity to negotiate the present Lease and, thus, the terms and conditions hereof shall not qualify as general terms and conditions.

IN WITNESS WHEREOF the Parties have set their hands to sign this Lease at the date indicated above.

On behalf of Corvin Towers Ingatlanforgalmazó Korlátolt Felelősségű Társaság		On behalf of Systemax Business Services Korlátolt Felelősségű Társaság

Signature:	/s/ Dr. János J. Berki	Signature:	/s/ Lawrence Philip Reinhold

Name:	Dr. János J. Berki	Name:	Lawrence Philip Reinhold

Title:	managing director	Title:	managing director

Date and Place:	Budapest, 3 January 2013	Date and Place:	New York, 3 January 2013

CLOSING:

By the execution hereof, pursuant to Section 274(2) of the Hungarian Civil Code, the undersigned undertakes a prompt payment suretyship in favour of the Landlord for the  payment obligations of the Tenant arising under Section 16.6 of this Agreement.

Systemax Europe S.á.r.l.

Signature:	/s/ Robert J. Baker	Signature:	/s/ Joost Mees

Name:	Robert J. Baker	Name:	Joost Mees

Title:	Manager ‘A’	Title:	Manager ‘B’

Date and place:	New York, 3 January 2013	Date and Place:	Luxembourg, 3 January 2013

I hereby accept and agree to the above undertaking of Systemax Europe S.á.r.l.

dated as above

Corvin Towers Ingatlanforgalmazó Korlátolt Felelősségű Társaság

/s/ dr. Janos J. Berki

Name: dr. Janos J. Berki

Title: managing director